Exhibit 99(c)

Windstream Announces Extensions of Consent Solicitations and Amendments to Exchange Offers

LITTLE ROCK, Ark., October 30, 2017 (GLOBE NEWSWIRE) -- Windstream Holdings, Inc. (Nasdaq: WIN) announced today that Windstream Services, LLC (the “Company”), its wholly-owned subsidiary, is extending its previously announced consent solicitations (the “Consent Solicitations”) and amending its previously announced exchange offers (the “Exchange Offers”) with respect to certain of its outstanding senior notes.

Consent Solicitations

The Company is extending the Expiration Date for its Consent Solicitations with respect to its existing 7.75% senior notes due 2020 (“2020 Notes”), 7.75% senior notes due 2021 (“2021 Notes”), 7.50% senior notes due 2022 (“2022 Notes”) and 7.50% senior notes due 2023 (“2023 Notes”). The Expiration Date for each of these Consent Solicitations has been extended to 5:00 p.m., New York City time, on October 31, 2017. As of 5:00 p.m., New York City time, on October 27, 2017, the Company had received consents from holders representing a majority of the outstanding aggregate principal amount of each of the 2020 Notes and 2023 Notes.

The Company also extended the Early Consent Date for its Consent Solicitation with respect to its 6 3/8% senior notes due 2023 (“6 3/8% Notes”). The Early Consent Date for this Consent Solicitation has been extended to 5:00 p.m., New York City time, on October 31, 2017. The Expiration Date for this Consent Solicitation remains 5:00 p.m., New York City time, on November 2, 2017.

The Company launched the Consent Solicitations on October 18, 2017, seeking consents from noteholders of each series of notes to waive certain alleged defaults with respect to transactions related to the spin-off of Uniti Group, Inc. (the “Spin-Off”) and amend the indentures governing these notes to give effect to such waivers and amendments. The Consent Solicitations require consents from holders representing a majority of the outstanding aggregate principal amount of each series of notes. The Company denies that any alleged default has occurred and is seeking a judicial declaration that there has been no default in connection with the Spin-Off and related transactions.

Exchange Offers
The Company is also amending certain terms of the Exchange Offer with respect to its 2020 Notes, the Exchange Offer with respect to its 2021 Notes, and the Exchange Offers with respect to its 2022 Notes and 2023 Notes.

The aggregate principal amount of new 6 3/8% Notes required to be issued as part of the Minimum Issuance Condition (as defined in the offering memorandum for each of the Exchange Offers) in the Exchange Offers for the 2020 Notes, the 2021 Notes, the 2022 Notes and the 2023 Notes is further reduced from $282,000,000 to $247,000,000. In addition, the 6 3/8% Notes Maximum Exchange Amount applicable to Option 2b (each as defined in the offering memorandum related to the Exchange Offer for the 2021 Notes) in the Exchange Offer for the 2021 Notes is further reduced from $282,000,000 to $247,000,000. The early tender date and withdrawal deadline for each of the Exchange Offers remains 5:00 p.m., New York City time, on October 31, 2017. The expiration date of each of the Exchange Offers remains 11:59 p.m., New York City time, on November 14, 2017.

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Global Bondholder Services Corporation is acting as the Information and Exchange Agent for the Exchange Offers and the Information and Tabulation Agent for the Consent Solicitations. Questions or requests for assistance related to the Exchange Offers or Consent Solicitations and for additional copies of the offering memoranda and the letter of transmittal related to the Exchange Offers or Consent Solicitation Statements and the letter of consent, if applicable, related to the Consent Solicitations (collectively, the "Offering Documents") may be directed to Global Bondholder Services Corporation at (866) 807-2200 (toll free) or (212) 430-3774 (collect). To see if you are eligible to participate, please visit: http://gbsc-usa.com/eligibility/Windstream. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers or Consent Solicitations.

Holders are advised to check with any bank, securities broker or other intermediary through which they hold any of the notes as to when such intermediary needs to receive instructions from a holder in order for that holder to be able to participate in, or (in the circumstances in which revocation is permitted) revoke their instruction to participate in, the Exchange Offers or Consent Solicitations, before the deadlines specified herein and in the Offering Documents. The deadlines set by each clearing system for the submission and withdrawal of tender instructions will also be earlier than the relevant deadlines specified herein and in the Offering Documents.

None of the Company, its board of directors, its officers, the dealer manager, the exchange agent, the information and tabulation agent or the trustee with respect to the outstanding notes, or any of the Company's or their respective affiliates, makes any recommendation that holders tender any outstanding notes in response to the Exchange Offers or deliver consents pursuant to the Consent Solicitations, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to participate and, if so, the principal amount of outstanding notes to tender.

This press release is for informational purposes only. It is not an offer to exchange or a solicitation of an offer to exchange any notes. The Exchange Offers are being made solely pursuant to the offering memoranda and related letter of transmittal and the Consent Solicitations are being made solely pursuant to the consent solicitation statements and related letter of consent, if applicable. The Exchange Offers and Consent Solicitations are not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of any securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Windstream

Windstream Holdings, Inc. (NASDAQ: WIN), a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions for consumers, small businesses, enterprise organizations and carrier partners across the U.S. Windstream offers bundled services, including broadband, security solutions, voice and digital TV to consumers. The company also provides data, cloud solutions, unified communications and managed services to business and enterprise clients. The company supplies core transport solutions on a local and long-haul fiber-optic network spanning approximately 150,000 miles.

Forward-Looking Statements

ertain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the Exchange Offers and the Consent Solicitations described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.
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Media Contact:
David Avery, 501-748-5876
david.avery@windstream.com

Investor Contact:
Chris King, 704-319-1025
christopher.c.king@windstream.com